EXHIBIT 99.2

                                VOTING AGREEMENT


           VOTING AGREEMENT, dated as of April 30, 2003 (this "Agreement"), by and between General Electric Capital Corporation, a Delaware corporation ("GE Capital"), and Neff Corp., a Delaware corporation (the "Company").

           WHEREAS, the GE Capital and the Company are parties to that certain Amended and Restated Stockholders Agreement, dated as of March 25, 1998, among Jorge Mas, Juan Carlos Mas, GE Capital, GECFS, Inc., Kevin P. Fitzgerald, Santos Fund I, L.P. and the Company (the "Stockholders Agreement"; capitalized terms used herein and not defined shall have the meaning specified in the Stockholders Agreement); and

           WHEREAS, GE Capital has agreed with the Company to waive its voting rights with respect to certain of the Equity Securities of the Company;


           NOW, THEREFORE, IT IS HEREBY AGREED, by and between the undersigned and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

           1. Until the occurrence of any of the Specified Events (defined below), GE Capital agrees, on behalf of itself and its affiliates, that, with respect to any matter submitted to the stockholders of the Company for action at a meeting or for action by written consent, GE Capital shall, and shall cause its affiliates to, exercise voting rights only with respect to Equity Securities of the Company aggregating fifteen percent (15%) of the outstanding Equity Securities of the Company as of the record date for determining stockholders entitled to take such action; it being understood and agreed that the foregoing voting restrictions shall not be applicable to any unaffiliated third party acquiring Equity Securities of the Company from GE Capital or any of its affiliates.

           2. Until the occurrence of either of the Specified Events described in Sections 3(ii) or (iii) below, GE Capital waives its right, as the record and beneficial owner of Class B Special Common Stock, par value $0.01 per share, of the Company, to elect a director to the Company's board of directors.

           3. For purposes of this Agreement, a "Specified Event" shall occur if:

           (i) any Person or group (as defined in the Exchange Act) (other than GE Capital and the Mas Stockholders or a transferee of GE Capital) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the aggregate Equity Securities of the Company and GE Capital shall notify the Company that the voting restrictions in this Agreement are no longer applicable; or



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           (ii) none of GE Capital nor any of its affiliates shall be a lender under or party to (x) that certain Loan and Security Agreement, dated as of December 19, 2001 (as amended, modified or supplemented from time to time, the "Loan Agreement"), among the Company, Neff Rental, Inc., the lenders party thereto, Fleet Capital Corporation, as Agent, and GECC Capital Markets Group, Inc., as Syndication Agent or (y) any refinancing or replacement of such Loan Agreement; or

           (iii) each of (x) that certain Indenture, dated as of May 28, 1998, among the Company, Neff Rental, Inc., a Florida corporation ("Neff Rental"), and State Street Bank, as Trustee, with respect to the Company 10 1/4% Senior Subordinated Notes due 2008, as amended, modified or supplemented from time to time and (y) that certain Indenture, dated as of December 9, 1998, among the Company, Neff Rental, and State Street Bank, as Trustee, with respect to the Company's 10 1/4% Senior Subordinated Notes due 2008, as amended, modified or supplemented from time to time (together, the "Indentures") shall be amended to provide that Senior Debt (as defined in the Indentures) does not exclude Indebtedness (as defined in the Indentures) of the Company held by an Affiliate (as defined in the Indentures) of the Company.

           4. GE Capital hereby confirms that as of the date hereof, neither it nor any of its affiliates presently intends to direct, cause the direction of, influence or participate in the management and policies of the Company

           5. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all of the parties.

           6. This Agreement constitutes the full and entire Agreement among the parties with regard to the subject hereof, and supersedes all prior representations, promises, or warranties (oral or otherwise) made by any party.

           7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of laws. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.


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           IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date first written above.



                                       GENERAL ELECTRIC CAPITAL CORPORATION


                                       By: /s/ Steve F. Campbell
                                           -------------------------------------
                                             Name:   Steve F. Campbell
                                             Title:  Duly Authorized Signatory

                                       NEFF CORP.


                                       By: /s/ Mark H. Irion
                                           -------------------------------------
                                             Name:  Mark H. Irion
                                             Title: Chief Financial Officer


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